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                                  EXHIBIT 14.8


MORGAN BEAUMONT, INC.
GLOBAL TECHNOLOGY SOLUTIONS


                       NON-CIRCUMVENTION / NON DISCLOSURE
                                       AND
                            CONFIDENTIALITY AGREEMENT

         This Agreement, dated as of Feb - 1, 2005 is made by and between Morgan Beaumont, Inc. ("Morgan Beaumont") and MTel Communications Inc. as well as their respective subsidiaries, affiliates and agents (collectively referred to as the "Parties").

         In consideration of the Parties herein furnishing each other with certain information, data and ideas which are either non-public, confidential or proprietary in nature and the introduction, negotiating, representing and/or assisting in the transaction of business through such introduction, negotiating, representing and/or assisting (hereinafter referred to as "Proprietary Information") the Parties agree as follows:

1. Each Party agrees to maintain and to cause its officers, directors, employees, agents, advisors, subsidiaries and affiliates (collectively "Affiliates") to maintain the confidentiality of any Proprietary Information regarding the business affairs, property, or methods of operation or other Proprietary Information relating to the other and obtained by a Party during the term of-this Agreement. Bach Party hereto agrees that this Proprietary Information constitutes commercial and financial information and such Proprietary Information shall remain privileged and confidential and shall not be (a) used by the Party receiving it or its Affiliates for any purpose other than evaluating a proposed transaction (a "Transaction"), or (b) disclosed without the prior writes consent of the other Party except to the extort required by applicable law or judicial or administrative process. Each Party epees to keep confidential this Agreement and not to distribute or show copies of it or disclose the contents hereof to any person or entity not subject to this Agreement (except its Legal and accounting advisors with a written agreement to keep the seine confidential) without the prior written consent of the other Patty, except to the extent required by applicable law or judicial or administrative process.

2. Notwithstanding the above, Proprietary Inform on shall not include information (a) which is in or comes into the public domain or may be derived from information which is in or comes into the public domain through a source other than the Party receiving the information or its Affiliates; (b) is already in the possession of the Party receiving the information prior to receiving it from the other party; or (c) which becomes known to the party receiving the information through a source that it believes is not subject to a confidentiality agreed with or other obligation of secrecy to the other Party and such source is not subject to any other prohibition against transmitting the information.


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3. Each Party acknowledges that any Proprietary Information given by the disclosing Party to the other Party in connection with this Agreement shall be the sole and exclusive property of the disclosing Party, including all applicable rights to patents, copyrights, trademarks and trade secrets inherent therein and appurtenant thereto, and that no license or other right therein are created by this Agreement.

4. In the event that a Party or anyone to whom a Party supplied Proprietary Information receives a request to disclose all or any part of the Proprietary Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a government body, that Party shall immediately notify the other Party of the existence, terms and circumstances surrounding such a request, consult with the other Party on the advisability of taking legally available steps to resist or remove such request, and if disclosure of such information is required, the Party will (a) furnish only that portion of the Proprietary Information which in its reasonable opinion, based upon advice of counsel, it is legally compelled to disclose, and
(b) at the other Party's cost, cooperate with the efforts of the Party to obtain order or other reliable assurance that confidential treat will he accorded to such portion of the Proprietary Information as may be disclosed.

5. Each Party acknowledges that although the Party delivering the Proprietary Information has endeavored to include Proprietary Information that is relevant for purposes of the other Party's evaluation of a Transaction, the delivering Party makes no representation or warranty as to the accuracy or completeness of the Proprietary Information neither the delivering Party nor its Affiliates shall have any liability to the receiving Party OR an Affiliate arising out of the riving Patty's or an Affiliate's use of the Proprietary Information or reliance thereon.

6. In the event that a Transaction between Parties is not entered into, or is entered into but thereafter terminated, each Party will, at the request of the other Party, promptly deliver all Proprietary Information to the other Party without retaining any copies thereof.

7. Each Party understands That the Proprietary Information disclosed to it is a unique and valuable asset of the other Party, that violation of this Agreement would cause the other Party immediate and irreparable harm, and that the remedies at law may be inadequate. Each Party therefore consents to the entry of a restraining order and a preliminary and permanent injunction restraining any such violation without proof of actual damages. Each Party agrees that any money damages shall include all pecuniary beets obtained by the receiving Party and its Affiliates as a result of any brunch of this Agreement.

8. Each party agrees that without the prior written consent of the other Party, it shall not, in reference to this Agreement, use or permit to be used the name (or any variation thereof from which any connection with each may be inferred or implied), trademark, servicemark, or any logo of the other Party or its Affiliates.

9. Each Party acknowledges that preliminary dealings and discussions, and this letter, shall not be construed in any way as an obligation of either Party to go forward with or consummate any Transaction. In the event the Parties consummate any Transaction a formal and binding Agreement shall be executed by the Parties.

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10. This Agreement shall be governed and construed in accordance with the laws of the state of Florida without giving effect to the principles of conflict of law. No failure, neglect, or forbearance on the part of either Party to require strict performance of this Agreement shall be construed as a waiver of the rights or remedies of such Party.

11. The Parties of this Agreement acknowledge that no effort shall be made to circumvent its terms in an attempt to gain cessions, fees, remuneration or considerations to the benefit of any of the Parties of this Agreement while excluding equal or agreed to benefits to any of the other parties. And that further, throughout the terns OF this agreement the parties agree that they shall not, as either owner, co-owner, partner, joint venture, employees, agent, sales person, service person, officer, director, stockholder, or in any other capacity whatsoever, or on behalf of any other business entity, become engaged directly or indirectly with any person, firm, corporation, association, or other entity or entities introduced as a result of this agreement without the direct participation and authority of-the introducing party. The parties agree that any such breech of this provision shall cause severe damage for which the injured party will have the right to consequential monetary damages and injunctive relief and protection against the offending party and any person, firm, corporation, association, or other entity or entities introduced as a result of this agreement with whom the offending party enters into such circumvention.

12. This Agreement shall remain in effect for a period of five (5) years from date hereof. In the event any court shall determine that the length of time or the areas coveted by any one individual stipulation, term, or provision excessive, the Agreement shall nut be rendered invalid thereby and the court shall modify the length of time or the area covered to the extent necessary to make the Agreement valid and binding.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.


MORGAN BEAUMONT, INC.                   MTel COMMUNICATIONS INC.


By:/S/                                     By: /S/
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Date:                                   Date:
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